SPROUSE & ANDERSON, L.L.P.
ACCOUNTANTS & CONSULTANTS

LESTER SPROUSE
JEFF C. ANDERSON
ROBERT M. NOTLEY
MIKE O'BRIEN

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were engaged as the independent accountants for SuperDirectories, Inc. (the Company). On March 4, 2005, we were informed that we were dismissed as independent accountants of the Company. We have read the Company's statements included under Part 11, Item 3 of its Form 10SB concerning the change in the Company's certifying accountant and we agree with such statements.

Sincerely,

Sprouse & Anderson, L.L.P.

Austin, Texas
October 31, 2006

515 CONGRESS AVENUE, SUITE 1212 AUSTIN, TEXAS 78701 (512) 476-0717 FAX (512) 476-0462
www.sprousecpa.com